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                                                                    Exhibit 23.1



                          CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-8 (File No. 33-96788), pertaining to the Crown Vantage Inc. StockPlus Employee Stock Ownership plan, of our report dated February 23, 1996, on our audits of the consolidated financial statements of Crown Vantage Inc. as of December 31, 1995 and for each of the two years in the period ended December 31, 1995 and the related financial statement schedule as of December 31, 1995 and for the period since inception through December 31, 1995, which report is included as Exhibit 23.1 to Crown Vantage's 1996 Annual Report on Form 10-K.

                                               /s/ Coopers & Lybrand L.L.P.

San Francisco, California
April 30, 1997